Exhibit 10.6

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is made and entered into as of this 10th day of September, 2018 by and between Warehousing Investment Limited, a UK Limited Company (“Seller”) and Blackstone / GSO Secured Lending Fund, a Delaware statutory trust that intends to elect to be regulated as a business development company (“BGSL”).

WHEREAS, Seller and GSO Capital Partners LP have entered into that certain Agency Agreement dated as of the date hereof (the “Agency Agreement”) whereby Seller will acquire for its own account, from time to time, certain Portfolio Investments (as defined therein) that are Qualifying Assets (as defined herein);

WHEREAS, the Agent (as defined in the Agency Agreement) will, and is duly authorized by Seller in respect of the same to, represent in conjunction with Seller’s acquisition of said Portfolio Investments that each such Portfolio Investment is a Qualifying Asset; and

WHEREAS, BGSL desires to purchase, and Seller desires to sell, each of the Qualifying Assets, pursuant to an Assignment and Assumption Agreement (collectively, the “Assignment and Assumption Agreements”) in the form set forth in the credit agreement for the applicable Qualifying Asset (each, a “Credit Agreement”) (or if no such form is set forth in the applicable Credit Agreement, the standard Loan Syndication and Trading Association (“LSTA”) form) as of a date no later than the Maturity Date (as defined herein) subject to the conditions and limitations described herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale of Portfolio Investments. Seller hereby agrees to sell, assign and transfer to BGSL, and BGSL hereby agrees to acquire from Seller at the Forward Purchase Price (as defined below) each of the Qualifying Assets, in one or more transactions pursuant to the Assignment and Assumption Agreements for such Qualifying Assets on or prior to the Maturity Date (each such date of acquisition, an “Acquisition Date”). BGSL shall provide a 4 Business Days’ prior written notice of each purchase hereunder and such notice shall include a calculation of the applicable Forward Purchase Price together with backup calculations therefor. Each such Qualifying Asset shall be sold without recourse and without representation or warranty except as herein provided and with all rights and obligations related thereto, including all rights and obligations of Seller pursuant to any Credit Agreements. For the avoidance of doubt, prior to an Event of Default hereunder or under the Agency Agreement, Seller may not dispose of Qualifying Assets during the term of this Agreement except by selling them to BGSL pursuant to this Agreement or to the Blackstone Acquirer (as defined in the Agency Agreement) pursuant to the Agency Agreement.

2.	Purchase Price for the Qualifying Assets.

2.1

Forward Purchase Price. The purchase price for each Qualifying Asset shall be equal to the amount paid or disbursed by the Facility Provider in respect of the Qualifying Asset as of the day of acquisition, net of any fees and other amounts paid to or held for the benefit of Facility Provider (including, for the avoidance of doubt any Structuring Fees (as defined in the Agency Agreement) paid to or held for the benefit of the Facility Provider in accordance with the Agency Agreement and original issue discount), as the lender with respect to such Qualifying Asset, on the day of acquisition (“Initial Funding”). The Initial Funding shall be specified on the listing of Qualifying Assets attached as Exhibit A hereto from time to time, and shall be adjusted in each case as follows to determine the forward purchase price (the “Forward Purchase Price”):

(a) In determining the Forward Purchase Price, the Initial Funding with respect to a Qualifying Asset shall be reduced by:

(i)

The amount of any scheduled or unscheduled payments of principal received by Seller through the Settlement Date (as defined in the most recently published LSTA Standard Terms and Conditions for Par/Near Par Trade Confirmations (the “LSTA Guidelines”)); and

(ii)

The amount of any pre-paid coupon, interest payments, commitment fees with respect to undrawn amounts, or other similar payments (excluding original issue discount and excluding for the avoidance of doubt any prepayment fees, prepayment penalties or similar prepayment costs) generated by the Portfolio Investments that have not yet accrued as of the Settlement Date.

(b) In determining the Forward Purchase Price, the Initial Funding with respect to a Qualifying Asset shall be increased by:

(i)	The amount of any Structuring Fees that have been accrued for the benefit of, but not paid to, Seller in accordance with the Agency Agreement through the Settlement Date;

(ii)	The amount of the Minimum Payment Adjustment (as defined in the Agency Agreement), if any, through the Settlement Date;

(iii)

The amortized amount of any original issue discount amortized through the Settlement Date assuming a straight line amortization of such original issue discount from the acquisition date through the stated maturity date of such Qualifying Asset;

(iv)	The amount funded of any lending commitments made by Seller under the corresponding Credit Agreement after the date of acquisition of such Qualifying Asset;

(v)	The amount of any transaction costs or expenses paid by the Seller with respect to such Qualifying Asset prior to the Settlement Date; and

(vi)

The amount of any accrued but unpaid coupon, interest payments, commitment fees with respect to undrawn amounts, or other similar payments (excluding for the avoidance of doubt any prepayment fees, prepayment penalties or similar prepayment costs) generated by the Portfolio Investments through the applicable Settlement Date (but, for the avoidance of doubt, not any such amounts that have not yet accrued); provided that the amount accrued after the Trade Date (as such term is used in the LSTA Guidelines) are subject to adjustments in accordance with the provisions for “Compensation for Delayed Settlement” in the LSTA Guidelines.

(c) For the avoidance of doubt, the Forward Purchase Price shall not be adjusted with respect to any increase or decrease in the market value of a Qualifying Asset from its acquisition date by Seller through the Settlement Date.

2.2

Payment of the Forward Purchase Price. The Forward Purchase Price with respect to a Qualifying Asset shall be paid by wire transfer on the Settlement Date with respect to such Qualifying Asset (or on the Maturity Date if such Settlement Date has not yet occurred by then) to an account designated by Seller by written notice provided in accordance with the terms hereof.

3.	Purchases of Portfolio Investments.

3.1

Obligation to acquire Qualifying Assets. Subject to the requirements of this Section 3.1 and Section 3.3. below, BGSL agrees to acquire each of and all of the Portfolio Investments that are Qualifying Assets as of one or more Acquisition Dates on or prior to the Maturity Date. Without limiting the generality of the foregoing and without limiting the obligations of the Blackstone Acquirer under the Agency Agreement, BGSL shall purchase all of the Portfolio Investments that are Qualifying Assets from Seller on the Maturity Date and on the date of the termination of the Agency Agreement at their respective Forward Purchase Prices. During the term of this Agreement and the Agency Agreement, BGSL shall use commercially reasonable efforts to maintain a combination of uncalled capital commitments, liquid investments, available capital and cash that is sufficient in its reasonable good faith determination to fully satisfy its obligations under this Agreement. If at the Maturity Date BGSL lacks sufficient funds to purchase any Qualifying Assets after the application of such commercially reasonable efforts, any failure by BGSL to purchase Qualifying Assets will result in a termination of the Agency Agreement pursuant to Section 7.3.2 of the Agency Agreement. BGSL will not be required to acquire any asset that becomes a Non-Qualifying Asset (as defined below) if BGSL would not be permitted to do so under applicable law.

3.2	Selection of Portfolio Investments.

(a) In the absence of an Event of Default (as defined herein), and unless otherwise agreed by Seller, BGSL may generally select Qualifying Assets for acquisition upon any Acquisition Date among those eligible for selection in any fair and reasonable manner. Qualifying Assets become eligible for acquisition by tranche, with the initial tranche beginning on the date of this Agreement and a new tranche being established as of the beginning of each calendar quarter from and after such date. Subject to Seller’s sole discretion to agree otherwise, no tranche of Qualifying Assets becomes eligible for acquisition by BGSL until all Qualifying Assets of earlier tranches have been acquired by BGSL.

(b) Upon the occurrence of an Event of Default, unless otherwise agreed, BGSL will acquire each Portfolio Investment in the order in which such Portfolio Investment was acquired by Seller (i.e., following what is colloquially referred to as “first in, first out” acquisition).

(c) Variations from the foregoing selection criteria may be requested to the extent that acquisitions of Qualifying Assets in compliance with Section 3.2(a) or (b) would cause BGSL to (i) fail to comply with the requirements applicable to a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or (ii) violate any of BGSL’s investment restrictions or any requirement of the Investment Company Act of 1940 (the “1940 Act”). Each such request by BGSL shall set forth the basis for such request and any relevant background, information or calculations supporting the basis for such request. Seller shall agree to the same when so requested absent reasonable cause to the contrary.

(d) Notwithstanding the foregoing, if there is a proposed modification of a Qualifying Asset, BGSL will have the option to acquire such Qualifying Asset prior to its modification (regardless of whether such Qualifying Asset is eligible for selection).

3.3	Disqualification of Obligation to Acquire; Treatment of Defaulted Assets.

(a) BGSL may, but shall be under no obligation to, acquire any Portfolio Investment that is not a Qualifying Asset as of the time such investment would be eligible for selection (a “Non-Qualifying Asset”).

(b) Pursuant to the Agency Agreement, the Agent is required to promptly notify Seller of defaults on Qualifying Assets (a “Defaulted Asset”), which notice shall include the Agent’s proposed plan of action, and unless directed otherwise by Seller, the Agent shall use commercially reasonable efforts to implement such proposed plan of action, including any mutually agreed upon modifications suggested by Seller. Seller shall not be obligated to act in any way or to direct Agent’s actions in any manner, and no such failure to act on the part of Seller shall any way act to release BGSL from its obligations hereunder with respect to such Qualifying Asset, or generally.

(c) Seller may direct, on receipt of any such notice from the Agent of a default or reasonably anticipated default, acceleration of the Settlement Date with respect to such Defaulted Asset to the soonest practicable date.

(d) For the avoidance of any doubt, a Defaulted Asset that was a Qualifying Asset prior to any default, or reasonably anticipated default, shall not be a Non-Qualifying Asset, and BGSL shall bear all economic risk with respect to such Defaulted Asset.

3.4

Option to Dispose of Asset. Notwithstanding anything herein to the contrary, (a) BGSL may, at any time, with respect to any Qualifying Asset (including for the avoidance of doubt, any Defaulted Asset) direct Seller to dispose of such Qualifying Asset as promptly as practicable after the date of such direction upon an agreement by BGSL to pay to Seller a “broken deal” fee equal in amount to the difference between the Forward Purchase Price and the price Seller obtains in connection with such disposition and (b) the Seller may exercise remedies available to it in accordance with the “Buy-in/Sell-out” provisions of the LSTA Guidelines.

4.	Approval of Qualifying Assets.

4.1

Qualifying Assets. A Portfolio Investment is a “Qualifying Asset” for purposes of this Agreement if BGSL has agreed to acquire such Portfolio Investment on or prior to the time such Portfolio Investment is acquired by Seller. Notwithstanding the foregoing, a Portfolio Investment shall not be a Qualifying Asset, as of any proposed Acquisition Date, if BGSL could not acquire such asset without (i) violating the 1940 Act (including the requirements of qualifying as a business development company), (ii) failing to comply the requirements applicable to a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or (iii) violating an investment restriction applicable to BGSL. For the avoidance of doubt, distress, default or impairment of a Portfolio Investment shall not result in disqualification for purposes of this Agreement. Notwithstanding the foregoing, a Portfolio Investment shall not be a Qualifying Asset unless it is a loan made by Seller, or otherwise by a commercial bank, an investment bank, an investment fund or other financial institution; provided that any such loan is similar to those typically made to a commercial client or syndicated, sold or participated in by a commercial bank, institutional loan investor or other financial institution in the ordinary course of business to a U.S. middle market borrower that meets each of the following criteria: (i) such loan is a senior secured loan (i.e., first lien or unitranche loans), (ii) such loan is consistent with the investment objectives and strategies of BGSL as of the date hereof and (iii) such loan by its terms may be assigned, participated or otherwise transferred to Seller under the Agency Agreement, and further assigned, participated or otherwise transferred from Seller to BGSL pursuant to this Agreement or the Blackstone Acquirer pursuant to Section 3.3.1 of the Agency Agreement, in each case without further consent by any third party (including, without limitation, the borrower and any other lender under the underlying loan, but excluding any ordinary course consent or approval required by an agent of an underlying loan). Notwithstanding the foregoing, the following are not Qualifying Assets: (i) equity of any issuer (other than warrants or other “equity kickers”) and (ii) broadly syndicated loans (other than “anchor” investments in syndicated loans or other large founding stakes).

4.2	Approval Procedure.

(a) On or prior to the time that the Seller commits to acquire a Qualifying Asset, BGSL shall provide a signed and dated BGSL Purchase Annex with respect to such Qualifying Asset in the form attached hereto as Exhibit B (each, a “BGSL Purchase Annex”). BGSL acknowledges that upon the execution of such BGSL Purchase Annex by Seller that BGSL’s obligation to acquire such Qualifying Asset under the terms of this Agreement shall become binding and irrevocable, subject to the limitations described herein and that Seller will rely on such BGSL Purchase Annex in determining whether to acquire such Qualifying Asset.

5.	Term and Termination.

5.1

The term of this Agreement shall extend until (i) the first anniversary of its effective date (the “First Anniversary”), unless it has been extended in accordance with Section 5.2 or (ii) it has been terminated prematurely in accordance with Section 5.3 (the earlier of clauses (i) and (ii), the “Maturity Date”).

5.2

Extension of Term. BGSL may request that Seller agree to extend the term of this Agreement to a date not more than six calendar months after the First Anniversary, by sending a written request to Seller no later than sixty (60) days prior to the First Anniversary, or such shorter notice period as Seller may agree to accept, requesting that Seller agree to extend the term of this Agreement, Seller in its sole discretion may accept or reject the offer to extend the term of this Agreement, which acceptance, if any, will be in writing to BGSL within 15 days from such notice from BGSL and shall be binding on the parties.

5.3

Early Termination. Notwithstanding anything to the contrary in Section 5.1 or Section 5.2, this Agreement may terminated at any time, or as of a date certain, by Seller providing written notice to BGSL of the circumstances permitting such early termination as set forth below:

(a) An event of default has occurred under the Agency Agreement, which has not been cured within any available grace period; or

(b) An Event of Default has occurred under this Agreement, which has not been cured within any available grace period.

5.4	Events of Default. An event of default (an “Event of Default”) shall have been deemed to occur, upon the occurrence of any of the following events:

(a) BGSL has failed to raise at least $300 million in equity (including undrawn capital commitments) on or prior to December 31, 2018 or has failed to raise at least $500 million in equity (including undrawn capital commitments) on or prior to February 28, 2019 (each, a “Fundraising Milestone”).

(b) BGSL has suspended or terminated its fund raising efforts prior to the earlier of the termination of this Agreement or the acquisition of all Qualifying Assets held pursuant to the Agency Agreement and the termination of the Agency Agreement.

(c) BGSL shall have entered into any written agreement or other arrangement (an “Other Agreement”) for the bulk purchase of or “warehousing” of originated loans (except for this Agreement) or similar investments, provided that BGSL may enter into one or more arrangements for the acquisition of broadly syndicated loans so long as BGSL’s aggregate commitment to acquire assets under such arrangements does not exceed $300 million (a “Syndicated Loan Facility”). This provision will cease to be an Event of Default after the time that the Facility Provider has rejected five Suitable Investments (as defined under the Agency Agreement) (provided that each Portfolio Investment that is not a Suitable Investment that the Facility Provider decides to acquire in its sole discretion pursuant to the Agency Agreement shall reduce the number of such rejections for purposes of this provision) under the Agency Agreement. Further, once BGSL has raised at least $750 million in irrevocable equity, including irrevocable undrawn capital commitments, BGSL may enter into any Other Agreement for the bulk purchase of or “warehousing” of originated loans, in addition to any Syndicated Loan Facility, without triggering an Event of Default under this Section 5.4(c) so long as BGSL’s aggregate commitment to acquire assets under all Other Agreements does not exceed $300 million (excluding BGSL’s aggregate commitment to acquire assets under any Syndicated Loan Facility). Notwithstanding anything to the contrary, it shall be an Event of Default under this Section 5.4(c) if BGSL’s aggregate commitments under all Other Agreements (excluding BGSL’s aggregate commitment to acquire assets under any Syndicated Loan Facility) exceed $300 million.

(d) BGSL has materially breached this Agreement; provided that if such breach is capable of cure, as reasonably determined by Seller, and BGSL has provided a plan of cure that has been fully implemented within 30 days of such breach, such breach shall not be an Event of Default.

(e) If any representation or warranty made by BGSL in this Agreement, any Assignment and Assumption Agreement or any BGSL Purchase Annex shall have been untrue at the time such representation or warranty was made in any material respect.

(f) BGSL or any of its senior executive officers involved in the performance of BGSL’s duties hereunder takes any action that constitutes fraud or criminal activity in connection with the performance of BGSL’s obligations under this Agreement or in connection with the general management of BGSL.

(g) BGSL shall have (i) been dissolved or liquidated; (ii) become insolvent or unable to pay its debts as they become due; (iii) shall have made a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) shall have instituted or have had instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, which in the case of a proceeding instituted against it shall have remained undismissed and unstayed for thirty (30)

days; (v) shall have had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) shall have sought or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its property; (vii) shall have had a secured party take possession of all or substantially all of its property or have a distress, execution, attachment, sequestration or other legal process (which legal process remains undismissed for thirty (30) days) levied, enforced or sued on or against all or substantially all of its property; (viii) shall have caused or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (ix) shall have taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

5.5

Remedies. Seller may, at any time following an Event of Default, provide notice to BGSL of its intent to exercise one or more of the following remedies, with immediate or later effect as provided in a written notice to the Agent:

(a) Subject to the right of BGSL set forth in clause (d) below, terminate this Agreement as provided in this Section 5.3, unless BGSL immediately purchases all of the Qualifying Assets from Seller at their Forward Purchase Price.

(b) Subject to the right of BGSL set forth in clause (d) below, suspend or terminate the acquisition of Qualifying Assets under the Agency Agreement.

(c) Subject to the right of BGSL set forth in clause (d) below, in the case of an Event of Default under Section 5.4(a), Seller may on 90 days’ notice accelerate the Maturity Date for any or all Qualifying Assets; provided that if at the Maturity Date an Event of Default under Section 5.4(a) exists and BGSL lacks sufficient funds to purchase any Qualifying Assets after the application of commercially reasonable efforts to maintain such funds as required by Section 3.1, any failure by BGSL to purchase Qualifying Assets will result in a termination of the Agency Agreement pursuant to Section 7.3.2 of the Agency Agreement. For the avoidance of doubt, failure to purchase the requested Qualifying Assets at the end of such 90-day period will not give rise to the remedies available under Section 5.5(f). Further, for the avoidance of doubt, if Seller does not exercise the remedy under this Section 5.5(c), upon any other Event of Default other than an Event of Default under Section 5.4(a), Seller will be entitled to exercise the remedies in Section 5.5(d) and Section 5.5(f).

(d) In the case of an Event of Default under Section 5.4 (other than Section 5.4(a)), liquidate, sell or dispose of some or all of the Portfolio Investments, including for the avoidance of doubt Qualifying Assets, free and clear of any obligations to or rights of BGSL; unless BGSL has provided written notice to Seller of its intent to purchase such Qualifying Asset for the Forward Purchase Price within 5 Business Days from the date on which BGSL obtained notice or knowledge of such Event of Default, and BGSL or an Affiliate of the Agent has so

purchased such Qualifying Asset, or arranged for another party to so purchase, within 30 Business Days from the date of such notice given to Seller by BGSL.

(e) Subject to the right of BGSL set forth in clause (d) above, cancel any obligation under this Agreement to transfer any Qualifying Asset to the BGSL, void or cancel any outstanding Assignment and Assumption Agreement related to a Qualifying Asset for which BGSL has not paid the Forward Purchase Price.

(f) Claim against BGSL a “broken deal” fee with respect to any Qualifying Asset sold or disposed of by Seller pursuant to Section 5.5(d) equal in amount to the net difference between the Forward Purchase Price of all Qualifying Assets sold pursuant to such Section and the price Seller obtains in connection with such dispositions; provided that such dispositions are conducted on reasonable market terms in light of then existing market conditions and pursuant to arms’ length transactions.

(g) Any other applicable rights under any other document or agreement contemplated herein or in the Agency Agreement.

6. Parties Intentions. The parties intend that the transfer of the Qualifying Assets sold by Seller to BGSL be an absolute sale and that the agreement to sell such Qualifying Assets at a future date is not a secured borrowing and that until such sale Seller shall be the outright owner of such Qualifying Assets. In the event that the agreements hereunder to purchase the Qualifying Assets at a later date are deemed to be loans, BGSL shall be deemed to have pledged to Seller as security for the performance by BGSL of its obligations hereunder, and shall be deemed to have granted to Seller a security interest in, all of the Qualifying Assets hereunder and all income thereon and other proceeds thereof (prior to the time such assets are sold to BGSL). BGSL authorizes Seller to file any necessary UCC financing statements to ensure that the security interest granted pursuant to this provision will be a perfected first priority security interest (prior to the time such assets are sold to BGSL).

7. Representations and Warranties of Seller. Seller hereby represents and warrants to BGSL as follows as of the date hereof:

7.1

Ownership of Portfolio Investments. Seller will represent as of the Acquisition Date with respect to each Qualifying Asset that Seller has valid title to and ownership over such Qualifying Asset beneficially and of record, free and clear of all liens, charges, pledges, restrictions and encumbrances whatsoever of any kind or nature, except customary restrictions on transfer under applicable federal and state securities laws and as set forth in the respective agreements and liens released upon the sale hereunder.

7.2

Authorization; Enforceability. The execution, delivery and performance of this Agreement and Assignment and Assumption Agreements and the consummation of the transactions contemplated hereby, have been, or will be at the time of execution of such agreements, duly authorized by all necessary action on the part of Seller. This Agreement has been, and each Assignment and Assumption

Agreement will be at the time it is executed, duly executed and delivered by Seller and this Agreement is, and the Assignment and Assumption Agreements will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

7.3

Noncontravention. The execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, will not conflict with, or result in the breach of any term of, or constitute a default under, or require the consent of any third party or governmental authority under, or create a lien, charge or other encumbrance on any of the Qualifying Assets or any note, mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which Seller is bound, or any law or order, rule, regulation, judgment, decree, writ or injunction of any governmental body having jurisdiction or regulatory authority over Seller or any of its properties, assets or rights.

7.4

Filings. Except as set forth in writing on or prior to the Acquisition Date, including in a schedule to an Assignment and Assumption Agreement, no filings or registrations are required in connection with the transfer of the Qualifying Assets hereunder or thereunder.

8. Representations and Warranties of BGSL. BGSL hereby represents and warrants to Seller as follows as of the date hereof:

8.1

Authorization; Enforceability. The execution, delivery and performance of this Agreement, the BGSL Purchase Annexes and Assignment and Assumption Agreements and the consummation of the transactions contemplated hereby and thereby have been, or will be at the time of execution of such agreements, duly authorized by all necessary action on the part of BGSL, including any necessary determination required by its Board of Directors under the Investment Company Act of 1940, as amended. This Agreement has been, and each of the BGSL Purchase Annexes and Assignment and Assumption Agreements will be, duly executed and delivered by BGSL and this Agreement is, and the BGSL Purchase Annexes and Assignment and Assumption Agreements will be, the legal, valid and binding obligations of BGSL enforceable against BGSL in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally.

8.2

Noncontravention. The execution, delivery and performance of this Agreement by BGSL, and the consummation by BGSL of the transactions contemplated hereby, will not conflict with, or result in the breach of any term of, or constitute a default under, or require the consent of any third party or governmental authority under, or create a lien, charge or other encumbrance on any of the Qualifying Assets or any note, mortgage, deed of trust or other agreement or instrument to which BGSL is a party or by which BGSL is bound, or any law or order, rule, regulation, judgment, decree, writ or injunction of any governmental body having jurisdiction or regulatory authority over BGSL or any of its properties, assets or rights.

8.3

Investment Intent. BGSL is acquiring the Qualifying Assets for its own account for investment purposes and not with any view to, or for resale in connection with, any distribution or public offering in violation of the Securities Act of 1933, as amended (the “Act”).

8.4

Absence of Registration. BGSL understands that the Qualifying Assets have not been registered under the Act or applicable state securities laws, and that the Qualifying Assets (if securities) are being sold hereunder in reliance on exemption from registration under the Act and applicable state securities laws.

8.5

Securities Laws Limitations on Resale. BGSL is fully informed and aware of the restrictions upon the resale of the Qualifying Assets (if securities) under the Act and any applicable state securities laws. BGSL understands that the Qualifying Assets (if securities) may not be resold unless they are registered under the Act and any applicable state securities laws or unless an exemption from such registration is available, that the availability of an exemption may depend on factors over which BGSL has no control, that unless so registered or exempt from registrations, the Portfolio Investments may be required to be held of an indefinite period and that the reliance of Seller upon the exemptions from registration referred to in Section 8.3 and this Section 8.5 is predicated in part upon the representations and warranties in this Section 8.

9. Undertaking by Seller. Seller undertakes to deliver the Assignment and Assumption Agreements to the respective administrative agents on or before the Settlement Date and the receipt of the Forward Purchase Price with respect to each Qualifying Asset for purposes of having the applicable administrative agent take all action required for each Assignment and Assumption Agreement to become effective for purposes of the respective Credit Agreement as of the Settlement Date with respect to such Qualifying Asset, provided however, the failure of any applicable administrative agent to take such action shall not diminish, impair or negate the binding effect of this Agreement or any Assignment and Assumption Agreement.

10. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, prepaid courier service or electronic mail (if the recipient has provided an email address), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with this Section 10. Such notice, demands, instructions and other communications shall be effective if delivered to such addresses as each party from time to time shall provide the other for notice purposes hereunder.

11. Miscellaneous. This Agreement, the BGSL Purchase Annexes and the Assignment and Assumption Agreements contain the complete agreement among all of the parties hereto and thereto with respect to the purchase and sale of the Qualifying Assets and supersedes all prior agreements and understandings among the parties hereto and thereto with respect to the purchase and sale of the Qualifying Assets. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement and each of the BGSL Purchase Annexes and the Assignment and Assumption Agreements may be executed in any number of counterparts, and all of such counterparts of each such agreement together shall constitute one document. This Agreement, the BGSL Purchase Annexes and the Assignment and Assumption Agreements may be amended only by a written instrument signed by all of the parties hereto or thereto, as applicable.

12. Survival. Any and all claims that Seller may have against BGSL hereunder, or in connection with this Agreement, for any failure of BGSL to pay any amount due by it hereunder or any failure by BGSL to purchase any Qualifying Assets hereunder in accordance with the terms hereof shall survive the termination of this Agreement.

13. No Waivers of Rights hereunder. Rights Cumulative. No failure to exercise or delay in exercising, on the part of Seller, any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The remedies herein provided are cumulative and are not exclusive of any other rights or remedy provided by law, in equity, or under any agreement or instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Forward Purchase Agreement as of the date and year first above written.

Seller:

Warehousing Investment Limited

By: /s/ Michael Powell
Authorized Person

BGSL:

Blackstone / GSO Secured Lending Fund

By: /s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer & Secretary

Exhibit A

THE PORTFOLIO INVESTMENTS

Issuer	Asset	Strategy	DL Total Commitment	USS Allocation	Initial Funding Amount	Funding Date	GICs Sector

Exhibit B

FORM OF BGSL PURCHASE ANNEX

[Email]

[Date]

Warehousing Investment Limited

[Address]

Re: Commitment to Acquire Qualifying Asset

Dear [Contact Person],

Reference is made to that certain Forward Purchase Agreement, dated as of September [•], 2018 (the “Forward Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Forward Purchase Agreement.

This Purchase Annex is delivered pursuant to Section 4.2 of the Forward Purchase Agreement. The undersigned hereby agrees that it shall acquire from you, at the Forward Purchase Price, the Qualifying Assets described on Schedule I hereto on the terms and subject to the conditions set forth in the Forward Purchase Agreement. The undersigned acknowledges that upon your execution of this Purchase Annex, the undersigned’s obligation to acquire the Qualifying Asset[s] described herein under the terms of the Forward Purchase Agreement shall become binding and irrevocable, subject to the limitations described in the Forward Purchase Agreement, and that you will rely on this Purchase Annex in determining whether to acquire such Qualifying Asset[s] from GSO Capital Partners LP pursuant to the Agency Agreement.

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15

BLACKSTONE / GSO SECURED LENDING FUND

By
Its

Schedule I

[Schedule I to be substantially in the form of Exhibit A to the Forward Purchase Agreement.]